Exhibit 99

Footnote 1

the number of derivative securities beneficially owned by the reporting person has not changed since the form 4 filed on February 8, 2013 and this form 4 is being filed solely to report a change in the conversion RATE of the series a preferred shares held by the reporting person. On June 24, 2013, as contemplated by the Settlement Agreement, between reporting person and the issuer, dated april 12, 2013, an Amendment (THE “aMENDMENT”) to the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions OF THE ISSUER’S Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Nevada. The amendment effectuated the change (i) to the conversion rate of each share of Series A Preferred Stock from being convertible at the rate of 20,000 shares to 50,000 shares of THE ISSUER’S common stock and (ii) to the voting right of each share of Series A Preferred Stock from 20,000 shares to 50,000 shares of the ISSUER’S common stock. AS A RESULT, AS OF THE DATE THE CERTIFICATE OF DESIGNATION WAS FILED, JUNE 24, 2013, THE 160 SHARES OF SERIES A PREFERRED STOCK HELD BY THE REPORTING PERSON ARE CONVERTIBLE INTO 8,000,000 SHARES OF THE ISSUER’S COMMON STOCK.